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                                                                      Exhibit 11

                       Morgan Stanley Dean Witter & Co.
                       Computation of Earnings Per Share
                       (In millions, except share data)

                                                          Three Months Ended               Six Months Ended
                                                     ---------------------------     ---------------------------
                                                       May 31,         May 31,         May 31,         May 31,
                                                        1998            1997            1998            1997
                                                     -----------     -----------     -----------     -----------

BASIC:

Weighted-average shares outstanding                  581,326,618     577,985,371     583,502,306     575,301,529
                                                     ===========     ===========     ===========     ===========
Earnings:
      Net income                                            $854            $527          $1,545          $1,098
      Less: Preferred stock dividend
            requirements                                      14              18              29              37
                                                     -----------     -----------     -----------     -----------
      Earnings applicable to common shares                  $840            $509          $1,516          $1,061
                                                     ===========     ===========     ===========     ===========
Basic earnings per share                                   $1.44           $0.88           $2.60           $1.84
                                                     ===========     ===========     ===========     ===========

DILUTED:

Weighted-average shares outstanding                  581,326,618     577,985,371     583,502,306     575,301,529
Average common shares issuable
      under employee benefit plans                    19,341,537      20,297,164      18,689,467      20,298,537
Average common shares issuable upon
      conversion of ESOP preferred stock              11,957,199      12,148,363      11,987,642      12,171,735
                                                     -----------     -----------     -----------     -----------

          Total weighted-average diluted shares      612,625,354     610,430,898     614,179,415     607,771,801
                                                     ===========     ===========     ===========     ===========
Earnings:
      Net income                                            $854            $527          $1,545          $1,098
      Less: Preferred stock dividend
            requirements                                      13              17              26              34
                                                     -----------     -----------     -----------     -----------
      Earnings applicable to common shares                  $841            $510          $1,519          $1,064
                                                     ===========     ===========     ===========     ===========
Diluted earnings per share                                 $1.37           $0.84           $2.47           $1.75
                                                     ===========     ===========     ===========     ===========
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